FOR IMMEDIATE RELEASE

Pep Boys Appoints Thomas J. Carey

Senior Vice President - Chief Customer Officer

PHILADELPHIA, PA - August 2, 2012 - The Pep Boys - Manny, Moe & Jack (NYSE: "PBY"), the nation's leading automotive aftermarket service and retail chain, announced the appointment of Thomas J. Carey to the newly created position of Senior Vice President - Chief Customer Officer. In this new position, Mr. Carey will be responsible for guiding the Company's customer experience strategies and tactics, as well as leading the development and execution of its marketing strategies. Mr. Carey is expected to start with Pep Boys on August 6, 2012.

Mr. Carey most recently served as the Senior Vice President and Chief Marketing Officer for Orchard Supply Hardware. From 2003 until joining Orchard in 2007, Mr. Carey served as Senior Vice President and Chief Marketing Officer of West Marine, Inc. Prior to joining West Marine, Mr. Carey served in various marketing leadership positions of increasing seniority with several national retailers, and also has agency experience with, among others, Ogilvy & Mather and Young & Rubicam.

Mike Odell, President & Chief Executive Officer, said, "I am excited to add Tom to the executive leadership team at Pep Boys. Tom is customer-focused, creative, energetic and a strong marketer. Our #1 objective is to earn the trust of our customers every day, and the creation of the chief customer officer position is to ensure that all of our actions Company-wide are focused on and consistent with that objective. His marketing background and experiences in reinventing the customer experience at Orchard and creating a culture change at West Marine uniquely qualify him for this position."

About Pep Boys

Since 1921, Pep Boys has been the nation's leading automotive aftermarket chain. With more than 7,000 service bays in more than 700 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting www.pepboys.com.

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Investor Contact: Media Contact:

Mike Melia Regina M. Tracy

(215) 430-9459 (215) 430-9081

Email: investorrelations@pepboys.com Email: mediarelations@pepboys.com